EXHIBIT 2.9.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) made as of this June 24, 2022, by and between W.S. BADCOCK CORPORATION, a Florida corporation (“Seller”), and OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND (COLLECTOR), LP, a Delaware limited partnership (“Purchaser”).

RECITALS:

A.Seller and Purchaser entered into a Purchase and Sale Agreement, dated as of May 25, 2022 (the “Agreement”).

B.Purchaser and Seller desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.Recitals. The foregoing recitals are correct and are incorporated herein.

2.Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.Due Diligence Date. The Due Diligence Date is hereby extended to June 30, 2022.

4.The Closing. Section 14.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

"The Closing. The closing of the transaction contemplated herein (the "Closing") shall be effectuated through an escrow with Escrow Agent pursuant to escrow instructions consistent with the terms and provisions of this Agreement and otherwise mutually satisfactory to Seller and Purchaser, on or before the Due Diligence Date (as the same may be adjourned in accordance with this Agreement or as otherwise mutually agreed by the parties in writing, the “Initial Closing Date”), subject only to the various adjournment rights of Seller or Purchaser explicitly permitted in this Agreement. Each party shall have the right to adjourn the Closing Date for three (3) Business Days (the “Adjourned Closing Date”, together with the Initial Closing Date, the “Closing Date”) by sending written notice of same to the non-electing party no later than two (2) Business Days prior to the Initial Closing Date or Adjourned Closing Date, as applicable. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BOTH PARTIES’ OBLIGATION TO CLOSE HEREUNDER ON THE CLOSING DATE.”

5.    Effect of this Amendment. Except as expressly modified in this Amendment, the Agreement will continue in full force and effect according to its terms, and Purchaser and Seller hereby ratify and affirm all of their respective rights and obligations under the Agreement.

6.    Governing Law. This Amendment shall be governed by and construed in accordance with Section 25.6 of the Agreement.

7.    Successors and Assigns. This Amendment shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

8.    Counterparts; Electronic Signatures. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Electronic signatures or signatures by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (e.g., through e-signature applications such as DocuSign) on this Amendment shall be valid and enforceable to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, effective as of the date first set forth above.

SELLER:

W.S. BADCOCK CORPORATION,
a Florida corporation

By:	/s/ Robert B. Burnette
Name:	Robert B. Burnette
Title:	President

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PURCHASER:

OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND (COLLECTOR), LP, a Delaware limited liability company

By:    OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Manager

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